Exhibit 6.15

EXECUTION COPY

DEBT FORGIVENESS AGREEMENT

This Debt Forgiveness Agreement (“Agreement”) is entered into effective as of March 31, 2019 (“Effective Date”), by and between To The Stars Academy of Arts and Science Inc., a Delaware public benefit corporation (“Borrower”) and Our Two Dogs, Inc., a California corporation (“Lender”), each a “Party” and together the “Parties”, with reference to the following facts:

A.	As of the Effective Date, Borrower is indebted to the Lender for an amount equal to six hundred eighty-eight thousand one hundred twenty-three dollars ($688,123.00) (the “Debt”), pursuant to the Loan Agreement executed on April 26, 2017, as amended on August 10, 2017 and April 19, 2018 (collectively and as amended, the “OTD Loan Agreement”).

B.	Subject to certain conditions contained herein, Lender has determined to forgive the Debt in its entirety.

C.	Borrower and Lender desire to memorialize the terms and conditions of the Debt forgiveness, as set forth herein.

Now, therefore, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties hereby agree as follows:

1.	Debt Forgiveness. Lender hereby waives, cancels and forgives payment by the Borrower of the Debt in its entirety.

2.	Cancellation of Note. By execution of this Agreement, the OTD Loan Agreement is hereby cancelled.

3.	Conditions of Effectiveness. This Agreement shall be effective only upon the execution and delivery by Borrower of a loan agreement with an affiliate of Lender, Thomas M. DeLonge (the “DeLonge Loan”). If the DeLonge Loan is not executed and delivered, this Agreement and the provisions thereof (even though fully executed) shall be void and of no force and effect whatsoever.

4.	Mutual Representations and Warranties. As of the Effective Date, each Party represents and warrants that:
a.	Organization and Standing. It is a duly-formed entity in good standing in the state of its incorporation or formation.
b.	Authority. It and its signatory have the power and authority to execute, deliver and perform this Agreement. This Agreement constitutes its legal, valid and binding obligation enforceable in accordance with its terms.
c.	Litigation. There are no legal actions, suits, arbitration or other legal or administrative proceedings or governmental investigations pending or contemplated by or against such Party that would prevent the enforcement of this Agreement.

All of the foregoing representations and warranties shall survive this Agreement.

5.	Indemnification. The Parties shall each indemnify the other from any and all actions, claims, suits, demands, damages, amounts paid in settlement, liabilities, fees, costs and expenses, including attorneys’ fees of any nature whatsoever, which may be brought, instituted, asserted or made against the other arising out of, on account of, with respect to or resulting from: (a) the inaccuracy of any of the representations or warranties made in this Agreement, or (b) any breach or violation of or failure to perform any covenant or agreement made by the other in this Agreement.

1

EXECUTION COPY

6.	Miscellaneous. This Agreement (a) shall be governed by and construed in accordance with the laws of the state of California without giving effect to its conflicts or choice of law principles, (b) may not be amended except in a written instrument signed by both Parties, (c) may be executed by original or facsimile, pdf or other electronically transmitted signature, and in two or more counterparts, each of which shall be deemed an original, and all of which when taken together shall constitute one and the same instrument, (d) may not be waived except in writing, and (e) represents the complete and final understanding of the Parties with respect to the subject matter hereof (and supersedes any prior discussions, understandings or agreements with respect to such subject matter), and no failure to enforce any specific provision hereof shall constitute a continuing waiver of such provision or of any other provision hereof at a future time or in a different circumstance.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

BORROWER:

TO THE STARS ACADEMY OF ARTS AND SCIENCE INC., a Delaware Public Benefit Corporation

/s/ James Semivan
James Semivan, VP Operations

LENDER:

OUR TWO DOGS, INC., a California Corporation

/s/ Thomas M. DeLonge
Thomas M. DeLonge, CEO

2